Exhibit 99.2

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Inc. Announces Tender Offer For Its 7.875% Senior Notes due 2019

PITTSBURGH, January 14, 2015 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP), announced today that it has commenced a tender offer to purchase all of its issued and outstanding 7.875% Senior Notes due 2019 (“Senior Notes”) and related solicitation of consents to certain proposed amendments to the indenture governing the Senior Notes that would eliminate substantially all of the covenants and certain events of default and related provisions applicable to the Senior Notes. Holders who tender their Senior Notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Senior Notes in the tender offer. The tender offer and consent solicitation is being made pursuant to an offer to purchase and consent solicitation statement and a related letter of transmittal and consent, each dated as of January 14, 2015, which set forth a more detailed description of the tender offer. The consent date of the tender offer and consent solicitation is 5:00 p.m., New York City time, on January 28, 2015 and the tender offer and consent solicitation will expire at 12:01 a.m., New York City time, on February 12, 2015, unless extended. Holders of the Senior Notes are urged to read carefully the offer to purchase and consent solicitation statement and the related letter of transmittal and consent before making any decisions with respect to the tender offer and consent solicitation.

Holders of Senior Notes that are validly tendered and not withdrawn prior to the consent date and accepted for payment will receive $1,044.00 per $1,000 principal amount of Senior Notes, plus any accrued and unpaid interest up to, but not including, the applicable settlement date. Holders of Senior Notes that are validly tendered after the consent date but before the expiration date will receive $1,034.00 per $1,000 principal amount of Senior Notes, plus any accrued and unpaid interest up to, but not including, the applicable settlement date.

Pursuant to the indenture relating to the Senior Notes, Koppers Inc. is currently permitted to redeem any Senior Notes not tendered in the tender offer and consent solicitation at a redemption price of 103.938% of principal value, declining annually in ratable amounts until the redemption price is equivalent to the principal value on December 1, 2017. Koppers Inc. presently intends to redeem pursuant to the terms of the indenture governing the Senior Notes any Senior Notes that remain outstanding following consummation of the tender offer at a redemption price equal to $1,039.38 per $1,000 principal amount of Senior Notes.

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The tender offer is subject to the satisfaction or waiver of certain conditions described in the offer to purchase and consent solicitation statement, including (i) that Koppers Inc. receives, on or prior to the consent date, consents that have not been revoked in respect of at least a majority in principal amount of the Senior Notes and (ii) the consummation of a notes offering in which Koppers Inc. obtains new debt financing yielding gross proceeds of at least $300.0 million.

Persons with questions regarding the tender offer should contact the Dealer Manager and Solicitation Agent, Deutsche Bank Securities Inc., at 855-287-1922 (toll free) or 212-250-7527 (collect), or the Information Agent, D.F. King & Co., Inc. at 800-870-0653 (toll free) or 212-269-5550 (for banks and brokers only).

This news release is neither an offer to purchase nor a solicitation of an offer to sell any Senior Notes or any other securities. The tender offer and consent solicitation is being made only by, and pursuant to, the offer to purchase and consent solicitation statement and related letter of transmittal and consent, copies of which will be delivered to all holders of Koppers Inc.’s 7.875% Senior Notes due 2019, and under which Koppers Inc., subject to applicable law, may terminate, withdraw or amend the tender offer and consent solicitation. In addition, this news release does not constitute a notice of redemption of the Senior Notes under the optional redemption provisions of the indenture governing the Senior Notes. The tender offer and consent solicitation is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer and consent solicitation is required to be made by a licensed broker or dealer, it shall be deemed to be made on behalf of Koppers Inc. by the Dealer Manager and Solicitation Agent. None of Koppers Inc., the Dealer Manager and Solicitation Agent, the Information Agent or the Tender Agent makes any recommendation as to whether holders of Senior Notes should tender their Senior Notes pursuant to the tender offer or deliver consents pursuant to the consent solicitation.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global producer of carbon compounds, chemicals, and treated wood products and services for the aluminum, railroad, specialty chemical, utility, rubber, concrete, steel, residential lumber, and agriculture industries. Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including

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inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.